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                                                                     Exhibit 3.2



                            CERTIFICATE OF AMENDMENT             F I L E D

                      OF THE CERTIFICATE OF INCORPORATION       MAR 19 1997

                                JAZZ PHOTO CORP.               LONNA R. HOOKS
                                                             Secretary of State

                               -----------------

                          Under Section 14A:9-2 of the
                       New Jersey Business Corporation Act
                           of the State of New Jersey

                               -----------------

            The undersigned, the duly elected and acting President of JAZZ PHOTO CORP. (the "Corporation"), a corporation organized and existing under the New Jersey Business Corporation Act of the State of New Jersey (the "Act"), does hereby certify that:

            FIRST: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of New Jersey on June 21,1995 (The Certificate of Incorporation is referred to herein as the "Certificate".)

            SECOND: The authorized capital stock of the Corporation shall be changed by amending numbered paragraph 5 of the Certificate to read in full as follows:

                  "5. The total number of shares of stock which the Corporation shall have the authority to issue is eleven million five hundred thousand (11,500,000) shares, of which ten million (10,000,000) shares shall be Common Stock, par value $.01 per share, five hundred thousand (500,000) shares shall be Class A


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            Common Stock, par value $.01 per share, and one million (1,000,000)
            shares shall be Preferred Stock, par value $1.00 per share.

                  The Common Stock and Class A Common Stock shall be identical except that, unless otherwise required by law, the holders of Class A Common Stock shall not have any voting rights.

                  The Preferred Stock shall be issued in series upon authority of the Board of Directors of the Corporation in its discretion to the fullest extent permitted by, and the Board of Directors shall exercise all the authority conferred under, Section 14A:7-2 of the Act."

            THIRD: The aforesaid amendment to the Certificate was duly adopted by unanimous written consent of the Corporation's Board of Directors pursuant to Sections 14:6-7.1(5) of the Act and of the shareholders in accordance with the Sections 14A:56(1) of the Act. Such action was taken by Shareholders without a meeting pursuant to the unanimous written consents of the shareholders holding 500 shares of Common Stock, par value $.01 per share, representing all of the outstanding capital stock of the Corporation.


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            IN WITNESS WHEREOF, I have made and signed this Amendment to the
Certificate this 6th day of January, 1997, and I affirm the statements made therein as true under the penalties of perjury.

                                       /s/ Jack C. Benun
                                       ----------------------------
                                           Jack C. Benun, President


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